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                                                                    EXHIBIT 3.23

                CERTIFICATE OF MISSISSIPPI LIMITED PARTNERSHIP
                          (Attach duplicate original)


The undersigned general partners, pursuant to Section 79-14-201 of the Mississippi Code of 1972, as amended, hereby executes the following certificate of Limited Partnership and set forth:

1. The name of the Limited Partnership is: Mississippi-I Gaming, L.P., Federal Tax ID: Applied for

2.   The name, street and mailing address of each General Partner is as follows:
     Bayview Yacht Club, Inc., Interstate 80, Garson Road Exit, P.O. Box 399, Verdi, Nevada 89439-0399

3. The street and mailing address of the registered office is 633 North State Street, Jackson, Mississippi 39202, and the registered agent at such address is Thomas B. Shepherd

4. The latest date upon which the Limited Partnership is to dissolve is April 30, 2092

5.   Other matters the general partners determine to include are:  None



     By:  Bayview Yacht Club, Inc.
          ------------------------------------------------------
          Printed Name/               Robert List, Vice President
          General Partner


STATE OF MISSISSIPPI
COUNTY OF __________


     I, _________________________, a notary public do hereby certify that on this ____ day of April, 1993, personally appeared before me Robert List, who, being by me first duly sworn, declared that he is the Vice President of Bayview Yacht Club, Inc. the General Partner of Mississippi-I Gaming, L.P., that he executed the foregoing document on behalf of the General Partner of this Limited Partnership, and that the statements therein contained are true.


                              ________________________________
                                         Notary Public


Notary Seal